UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2022

Invesco Mortgage Capital Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34385	26-2749336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Peachtree Street, NE,
Atlanta,	Georgia	30309
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (404) 892-0896
n/a
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	IVR	New York Stock Exchange
7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock	IVRpB	New York Stock Exchange
7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock	IVRpC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On May 4, 2022, Invesco Mortgage Capital Inc. (the “registrant”) issued a press release announcing its financial results for the quarter ended March 31, 2022 (the “Release”).

The Release is attached to this Report as Exhibit 99.1 and the information contained in the Release is incorporated into this Item 2.02 by this reference. The information contained in this Item 2.02 is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or into any filing or other document pursuant to the Exchange Act, except as otherwise expressly stated in such filing.

Item 8.01	Other Events.

Share Repurchase Program

On May 3, 2022, the registrant’s Board of Directors approved a preferred stock repurchase program authorizing the registrant to repurchase up to three million shares of its 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock and up to five million shares of its 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock (the “Preferred Stock Repurchase Program”). Repurchases under the Preferred Stock Repurchase Program may be made at management’s discretion from time to time on the open market, in privately negotiated transactions or otherwise, in each case subject to compliance with all Securities and Exchange Commission rules and other legal requirements, and may be made in part under one or more Rule 10b5-1 plans, which permit stock repurchases at times when the Company might otherwise be precluded from doing so.

There is no guarantee as to the exact number of shares that will be repurchased under the Preferred Stock Repurchase Program, or that any repurchases will occur. In addition, the Preferred Stock Repurchase Program may be suspended, extended or terminated by the registrant at any time without prior notice.

Reverse Stock Split

On May 3, 2022, the registrant’s Board of Directors also approved a reverse stock split of the registrant’s common stock at a ratio of 1-for-10. The reverse stock split is expected to take effect following the close of business on June 3, 2022 (the "Effective Time").

Accordingly, at the Effective Time, every ten issued and outstanding shares of the registrant’s common stock will be converted into one share of the registrant’s common stock. The registrant’s common stock is expected to begin trading on the New York Stock Exchange on a post-split basis beginning on June 6, 2022 under a new CUSIP number: 46131B704.

No fractional shares will be issued in connection with the reverse stock split. Instead, each stockholder holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount determined based on the closing price of the registrant’s common stock on the date of the Effective Time. The reverse stock split will apply to all of the registrant’s outstanding shares of common stock and will not affect any stockholder’s ownership percentage of shares of the registrant’s common stock, except for de minimis changes resulting from the payment of cash in lieu of fractional shares. Stockholders of record will be receiving information from Computershare Trust Company, N.A., the registrant’s transfer agent ("Computershare"), regarding their stock ownership following the reverse stock split and applicable payments of cash in lieu of fractional shares.

Stockholders with certificated shares of common stock will receive a letter of transmittal from Computershare with instructions on how to surrender certificates representing pre-split shares. Stockholders with book-entry shares or who hold their shares through a bank, broker or other nominee will not need to take any action. Stockholders of record will be receiving information from Computershare regarding their stock ownership following the reverse stock split and cash in lieu of fractional share payments, if applicable.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated May 4, 2022, issued by Invesco Mortgage Capital Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invesco Mortgage Capital Inc.

By: /s/ R. Lee Phegley, Jr.
R. Lee Phegley, Jr.
Chief Financial Officer

Date: May 4, 2022